Exhibit 99

REX American Resources Reports Fiscal 2024 Second Quarter Net Income Per Share Attributable to REX Common Shareholders of $0.70 vs. $0.52 Per Share in Fiscal Second Quarter 2023

Extends streak of consecutive positive earnings to 16 straight fiscal quarters

▪	Reported net income attributable to REX shareholders of $12.4 million for Fiscal Q2 ’24, an increase of approximately 37% compared to the same period in Fiscal 2023
▪	Generated $0.70 of net income per share in Fiscal Q2 ’24, an increase of $0.18 per share over the same period in Fiscal Q2 ’23
▪	Reported gross profit of $19.8 million for Fiscal Q2 ’24, an increase of more than 7% over the same period in Fiscal 2023
▪	Reported consolidated ethanol sales volumes of 65.1 million gallons for Fiscal Q2 ’24, a decrease of approximately 6% compared to the same period in Fiscal 2023

Dayton, OH - Tuesday, August 27, 2024 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s fiscal second quarter 2024.

REX American Resources’ fiscal second quarter 2024 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

Fiscal Second Quarter 2024 Results

For fiscal second quarter 2024, REX reported net sales and revenue of $148.2 million, compared with $212.0 million for fiscal second quarter 2023. The year-over-year net sales and revenue decrease primarily reflects reduced pricing for ethanol and co-products. Fiscal second quarter 2024 gross profit for the Company was $19.8 million, compared with $18.4 million in fiscal second quarter 2023, reflecting decreased corn and natural gas prices. Interest and other income for the second fiscal quarter 2024 was $4.4 million, compared to $3.3 million for second fiscal quarter 2023. This resulted in higher fiscal second quarter 2024 income before income taxes and non-controlling interests of $19.5 million, compared with $16.1 million in the prior year period.

Net income attributable to REX shareholders in fiscal second quarter 2024 was $12.4 million, compared to $9.1 million in fiscal second quarter 2023. Fiscal second quarter 2024 diluted net income per share attributable to REX common shareholders was $0.70, compared to $0.52 per share in fiscal second quarter 2023. Per share results for fiscal second quarters 2024 and 2023 are based on 17,671,000 and 17,460,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Carbon Capture Project and Ethanol Production Expansion

REX continues to progress construction of the carbon capture and compression facility portion of its One Earth Energy carbon capture and sequestration project.

The Environmental Protection Agency (EPA) Class VI injection well technical review process is ongoing. Approval of REX’s Class VI injection well application is necessary to begin construction on the sequestration portion of the project and to begin operations. The EPA currently projects issuance of a draft permit for the project by the end of 2024, with a final permit decision in second quarter 2025.

On July 18, 2024, Illinois Governor J.B. Pritzker signed into law a moratorium on the construction of carbon dioxide (CO2) pipelines in the state. The law pauses construction on CO2 pipelines in Illinois until July 1, 2026, or until finalization of new Federal pipeline rules that may be issued by the U.S. Pipeline and Hazardous Materials Safety Administration, whichever comes first.

At this time, the necessary utility interconnection work required for testing and commissioning of the carbon capture and compression facility is progressing well. The Illinois utility carrying out the interconnection work anticipates the new interconnection will be complete by first quarter 2025.

In light of the currently in flux timetable for permitting of the complete facility, and the utility interconnection schedule, REX management took the financially prudent decision not to accelerate the current pace of construction, which resulted in the facility’s construction phase extending past the previously anticipated completion timeframe of the end of July. This approach will allow for completion of the carbon capture and compression facility on an appropriate timeline, while controlling expenditures.

REX is on track to complete the expansion of its One Earth Energy ethanol production facility by the end of first quarter 2025. When complete, production capacity will increase from 150 million to 175 million gallons per year. Once this is achieved, REX plans to move forward with the further permitting of the facility to produce 200 million gallons per year of ethanol, which the Company expects will require no further capital expenditure.

Through the end of fiscal second quarter 2024, capital expenditures related to the One Earth Energy carbon capture and sequestration project totaled $49.1 million, and expenditures for expansion of ethanol production capacity totaled $41.7 million. The combined capital spending of $90.8 million remains on plan, with the Company still budgeting a total spend of $165-$175 million for these projects.

Balance Sheet

At the end of fiscal second quarter 2024 on July 31, 2024, REX had $346.0 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“REX American’s ethanol production operations continue to produce industry-leading results across varying market environments,” said Zafar Rizvi, REX Chief Executive Officer. “This quarter the REX team was again able to deliver standout gross margin and earnings per share. By keeping a focus on managing our expenses and seizing on opportunities available to us in the corn market REX continues to consistently deliver positive returns for our shareholders.

“The One Earth Energy carbon capture and sequestration facility is moving forward. We continue to monitor developments in Illinois and remain positive on the ultimate outcome of the regulatory process in the state. The EPA Class VI well permit process is moving forward, with overall approval of the injection wells anticipated in second quarter 2025. The required utility interconnection work has begun and we anticipate its completion by end of the first quarter 2025, in line with when we expect completion of the expansion of our ethanol production facility’s capacity to 175 million gallons per year. In our permitting work, construction efforts, and in our ongoing ethanol operations, we are working within conditions to achieve the optimal outcome every day, and realize the best possible results for our shareholders,” concluded Mr. Rizvi.

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s quarterly results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13748164. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
Net sales and revenue	$148,155	$211,977	$309,386	$424,691
Cost of sales	128,382	193,625	275,162	396,173
Gross profit	19,773	18,352	34,224	28,518
Selling, general and administrative expenses	(6,440)	(8,618)	(12,551)	(14,387)
Equity in income of unconsolidated affiliates	1,747	3,047	3,465	4,537
Interest and other income, net	4,416	3,271	10,321	6,072
Income before income taxes and noncontrolling interests	19,496	16,052	35,459	24,740
Provision for income taxes	(4,489)	(3,768)	(8,179)	(5,756)
Net Income	15,007	12,284	27,280	18,984
Net Income attributable to noncontrolling interests	(2,629)	(3,229)	(4,711)	(4,693)
Net income attributable to REX common shareholders	$12,378	$9,055	22,569	$14,291

Weighted average shares outstanding – basic	17,548	17,460	17,528	17,427

Basic net income per share attributable to REX common shareholders	$0.71	$0.52	$1.29	$0.82

Weighted average shares outstanding – diluted	17,671	17,460	17,648	17,427

Diluted net income per share attributable to REX common shareholders	$0.70	$0.52	$1.28	$0.82

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	July 31,	January 31,
	2024	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$261,040	$223,397
Short-term investments	84,942	155,260
Accounts receivable	24,262	23,185
Inventory	29,162	26,984
Refundable income taxes	5,272	5,728
Prepaid expenses and other	14,236	17,549
Total current assets	418,914	452,103
Property and equipment, net	190,188	155,587
Operating lease right-of-use assets	13,221	13,038
Other assets	19,285	9,138
Equity method investment	38,401	34,936
TOTAL ASSETS	$680,009	$664,802
LIABILITIES AND EQUITY CURRENT LIABILITIES:
Accounts payable – trade	$31,254	$42,073
Current operating lease liabilities	3,482	4,469
Accrued expenses and other current liabilities	17,173	19,717
Total current liabilities	51,909	66,259
LONG-TERM LIABILITIES:
Deferred taxes	1,598	1,598
Long-term operating lease liabilities	9,716	8,378
Other long-term liabilities	600	970
Total long-term liabilities	11,914	10,946
EQUITY
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	5,961	3,769
Retained earnings	724,330	701,761
Treasury stock	(190,957)	(191,911)
Total REX shareholders’ equity	539,633	513,918
Noncontrolling interests	76,553	73,679
Total equity	616,186	587,597
TOTAL LIABILITIES AND EQUITY	$680,009	$664,802

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Six Months Ended
	July 31,	July 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$27,280	$18,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,824	8,915
Amortization of operating lease right-of-use assets	3,153	2,671
Income from equity method investments	(3,465)	(4,537)
Interest income from investments	(3,292)	(3,967)
Deferred income taxes	5,495	3,947
Stock based compensation expense	1,772	3,892
Loss on disposal of property and equipment – net	78	205
Changes in assets and liabilities:
Accounts receivable	(1,077)	(6,836)
Inventories	(2,178)	2,784
Refundable income taxes	456	(2,692)
Other assets	(12,344)	(7,162)
Accounts payable – trade	(14,009)	(12,595)
Other liabilities	(4,985)	3,019
Net cash provided by operating activities	5,708	6,628
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40,219)	(8,173)
Purchase of short-term investments	(156,125)	(194,400)
Maturity of short-term investments	229,735	227,490
Deposits	203	(20)
Proceeds from sale of real estate and property and equipment	178	10
Net cash provided by investing activities	33,772	24,907
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to noncontrolling interests holders	(1,837)	(716)
Net cash used in financing activities	(1,837)	(716)

NET INCREASE IN CASH AND CASH EQUIVALENTS	37,643	30,819
CASH AND CASH EQUIVALENTS – Beginning of period	223,397	71,347
CASH AND CASH EQUIVALENTS – End of period	$261,040	$102,166

Non-cash financing activities – Stock awards accrued	$798	$570
Non-cash financing activities – Stock awards issued	$2,172	$965
Non-cash investing activities – Accrued capital expenditures	$4,573	$1,029
Non-cash investing activities – Capital additions transferred from prepaid expenses	$188	$-
Right-of-use assets acquired and liabilities incurred upon lease execution	$3,335	$312

Source: REX American Resources Corporation